EXHIBIT 99.1

Press Release	Source: Clean Energy Fuels

Clean Energy Fuels Names Vincent Taormina To Its Board
Monday April 7, 8:30 am ET

SEAL BEACH, Calif.—(BUSINESS WIRE)—Clean Energy Fuels Corp. (Nasdaq: CLNE - News) today announced that Vincent C. Taormina has been appointed to its board of directors. Mr. Taormina fills the vacancy created by the resignation of David Demers. These board changes, which are effective April 4, 2008, ensure the company remains in compliance with the Nasdaq listing requirement that a majority of the board be independent. Mr. Taormina will serve on the Audit Committee and the Nominating and Governance Committee of the Board.

“We are pleased to welcome Vince to our Board and look forward to his contributions as a recognized industry leader in the refuse sector and for supporting the adoption of natural gas vehicles for this business,” said Andrew J. Littlefair, President and Chief Executive Officer. “His experience and expertise lends an important dimension to the breadth of resources represented on our Board to help guide our growth.

“Let me also thank David Demers, CEO of natural gas engine and fuel system manufacturer, Westport Innovations, for his excellent board service. While the extensive business relationships Clean Energy has with Westport prohibit David’s qualification as an independent director, we look forward to continued collaborations between our two companies as we work to expand our business,” said Littlefair.

Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of 11 western states. Since 2001, Mr. Taormina has served as a consultant to Republic Services and operates his own investment company.

Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board. Mr. Taormina was named Anaheim’s Citizen of the Year in 2001 for the Cypress College Americana Awards, is a founding member of the “Drug Use is Life Abuse” organization and is a founding Board member of the Anaheim YMCA Foundation as well as the former President of the Anaheim YMCA.

About Clean Energy

Clean Energy, based in Seal Beach, Calif., is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, regional trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada. Information at: www.cleanenergyfuels.com.

Contact:

For Clean Energy Fuels Corp.

News Media:

Bruce Russell, 310-559-4955, ext. 101

brussell@cleanenergyfuels.com

or

Investors:

Ina McGuinness/John Mills, 310-954-1100

Source: Clean Energy Fuels